Exhibit 10.1

EMPLOYMENT AGREEMENT

1. Parties: This Employment Agreement (the “Agreement”) by and between Crawford & Company (the “Company”) and Thomas W. Crawford (“Employee”) is effective as of this 3rd day of February, 2009.

2. Term: This Agreement shall terminate effective December 31, 2009, unless earlier terminated pursuant to paragraph 6, below.

3. Services Provided: Employee will provide to the Company the services reasonably requested by the President and CEO of the Company from time to time during the term of this Agreement (“Services”). Services will consist of assisting the Company in various activities relating to its business, including client prospecting, client relationship management and such other similar services related to the Company’s business as the President and CEO of the Company deems helpful or appropriate.

4. Consideration: Employee will be compensated as follows:

a. Employee will receive compensation of $1,500 per day (subject to applicable withholding taxes) for services performed on behalf of the Company at the request of the President and CEO of the Company (“Compensation”). Such Compensation will be paid no later than the last day of the calendar month next following the calendar month in which the Employee provides Services. Employee will provide to the Company an invoice for the Services performed during any month by no later than the 15th day of the following month.

b. Employee will be entitled to receive reimbursement for reasonable expenses actually incurred in connection with services performed on behalf of the Company at the request of the President and CEO of the Company. Any such reimbursements that are taxable shall be made consistent with the Company’s policies regarding such reimbursements.

c. Employee will continue to serve as the Chairman of the Company’s Board of Directors for the calendar year 2009 and will resign as Chairman and a member of the Board of Directors as of December 31, 2009. He will be entitled to receive the same compensation afforded non-employee members of the Board of Directors. As with other members of the Board of Directors, Employee’s status as a member of the Board of Directors is subject to Shareholder approval.

d. Employee will be entitled to receive medical and dental benefits from the Company throughout the term of this Agreement. Notwithstanding the foregoing, if Employee is not eligible to receive medical and dental benefits as an employee of the Company under the terms of the plans and other documents governing such benefits, Employee will be allowed to continue to participate in such plans and to receive medical and dental benefits for the remainder of the term of this Agreement as if he remained an employee eligible to so participate by paying to the Company an amount equal to the full cost of such coverage currently, on a monthly basis. In such event, the Company will reimburse Employee for the difference between (i) the full costs for such coverage and (ii) the costs that similarly-situated active employees would pay, if any, for such coverage under the Company’s plans. Such reimbursements will be made no later than the end of the calendar month next following the month to which such coverage relates. In addition, the Company will reimburse the Employee for (x) any income taxes (whether federal, state or local) on such reimbursements and (y) for the amount of any such income taxes imposed on the payment described in (x). Any such reimbursement for taxes to the Employee shall be made within 60 days after Employee pays the related taxes; provided that, any such reimbursement must in any event be paid to Employee by the end of the calendar year next following the calendar year in which Employee remits the related taxes.

e. Employee will not be entitled to other remuneration, compensation, benefits or perquisites afforded employees of the Company, except that Employee will be entitled to remain a participant in the Company’s company car program until the termination of this Agreement.

f. Nothing in this Agreement alters Employee’s rights concerning stock awards or stock options issued under the Company’s Executive Stock Bonus Plan and Key Employee Stock Option Plan.

g. Notwithstanding anything to the contrary in this Agreement, any amount payable to Employee that is classified as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance thereunder (“Section 409A”), and not exempt from Section 409A, shall in no event be paid (or commence) until six months after Employee’s “separation from service” (as such term is defined for purposes of Section 409A), to the extent required under Section 409A.

5. Merger Clause: This Agreement supersedes all previous arrangements and agreements relating to Employee’s employment with the Company or termination of that employment. Any modification of this Agreement must be agreed to by the Parties and must be in writing.

6. Termination of Agreement: This Agreement is terminable at will with 60 days notice by either party.

7. Governing Law: This Agreement shall be governed by the laws of the State of Georgia.

This Agreement is made this          day of February, 2009.

“EMPLOYEE”

/s/ Thomas W. Crawford
Thomas W. Crawford

CRAWFORD & COMPANY

By:	/s/ J. T. Bowman
Jeffrey T. Bowman President & CEO